UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Definitive Information Statement

MEDICAL ALARM CONCEPTS HOLDING, INC.
(Name of Registrant As Specified In Charter)

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2)	Form, Schedule or Registration Statement No: 14C

3)	Filing Party: Medical Alarm Concepts Holding, Inc.

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MEDICAL ALARM CONCEPTS HOLDING, INC.

200 West Church Road, Suite B, Kind of Prussia, PA 19406

Phone Number: (877) 639-2929

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF

MEDICAL ALARM CONCEPTS HOLDING, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

COPIES OF COMMUNICATIONS TO:

Medical Alarm Concepts Holding, Inc.

200 West Church Road, Suite B

King of Prussia, PA 19406

Fax Number: (610) 872-9066

INFORMATION STATEMENT

(Preliminary)

December 12, 2013

GENERAL INFORMATION

To the Holders of Common Stock of Medical Alarm Concepts Holding, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), to the holders (the “Stockholders ”) of common stock, par value $0.001 per share (the “ Common Stock ”), of Medical Alarm Concepts Holding, Inc., a Nevada corporation (the “ Company ,” “ we ,” “ our ,” or “ us ”), to notify such Stockholders that on December 3, 2013 the Company has received written consents from the holders of 53.4% of our issued and outstanding Common Stock and 53.4% of the voting power of Common Stock, (our “Majority Shareholders”) approving the Authorized Share Increase (as defined and described below) as permitted by Nevada law and the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

In connection with the determination of our Board of Directors (the “Board”) that it is in the best interest of the Company and our Stockholders to undertake the following corporate action, our Majority Shareholders authorized the following Shareholder Action:

•	The amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 1,400,000,000 (One Billion Four Hundred Million) shares of Common Stock to 16,000,000,000 (Sixteen Billion) shares of Common Stock (the “Authorized Share Increase”).

The Board of Directors believes that consummation of the Shareholder Action is in the best interest of the Company and its Shareholders. Accordingly, on December 3, 2013, the Board approved the Authorized Share Increase. Nevada law provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. Nevada law, however, requires that in the event an action is approved by written consent, the corporation must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

At the time that the Board approved the Authorized Share Increase it set December 3, 2013 as the Record Date for determining the Stockholders entitled to vote on the Authorized Share Increase. As of December 3, 2013, there were issued and outstanding (i) one billion three hundred sixty million five hundred sixty nine thousand three hundred four (1,360,569,304) shares of our Common Stock, (ii) five hundred fifty thousand (550,000) shares of our Series A Preferred Stock, and (iii) thirteen million three hundred twenty five thousand (13,325,000) shares of our Series B Preferred Stock. Under the Certificate of Incorporation each share of Common Stock is entitled to one vote per share and holders of Preferred Stock are not entitled to vote. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase is one billion three hundred sixty million five hundred sixty nine thousand three hundred four (1,360,569,304). Pursuant to Nevada law, at least a majority of the voting equity of the Company, or at least six hundred eighty thousand two hundred eighty four thousand six hundred fifty three (680,284,653) votes, are required to approve the Authorized Share Increase by written consent.

As described above, on December 3, 2013 the Majority Shareholders, which hold in the aggregate seven hundred twenty six million forty eight thousand five hundred (726,048,500) or approximately 53.4% of the voting equity of the Company, had voted in favor of the Authorized Share Increase thereby satisfying the requirement under Nevada law that at least a majority of the voting equity vote in favor of a corporate action by written consent. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase. This Information Statement, which is being mailed on or about December 21, 2013 to the Stockholders of the Company as of the Record Date, is the notice of the taking of a corporate action without a meeting of the stockholders that is referred to above as required under Nevada law. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, and Nevada law, the Authorized Share Increase will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Stockholders.

It is expected that we will file the amendment to the Certification of Incorporation that will make the Authorized Share Increase effective (the “Amendment”) on or about January 10, 2014. However, the Board reserves the right to elect not to proceed with the Authorized Share Increase, at any time prior to filing the Amendment, if the Board, in its sole and absolute discretion, determines that it is no longer in the Company’s best interests and the best interests of the Stockholders to consummate the Authorized Share Increase.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Authorized Share Increase, as well as summary information regarding the transactions covered by the Information Statement. We encourage you to read the Information Statement thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission. We may provide only one copy of the Information Statement to Shareholders who share an address, unless we have received instructions otherwise. If you share an address, your household has received only one copy of this Information Statement and if you wish to receive another copy, please contact our corporate secretary at the address or telephone number above. If you have received multiple copies and only wish to receive one copy of our SEC materials, you also may contact us at the address and telephone number above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement may contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” and words of similar meaning. These statements relate to our future business and financial performance. Actual outcomes may differ materially from these statements. The risks listed in this Information Statement as well as any cautionary language in this Information Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe in our forward looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update or revise any of the forward-looking statements contained in this Information Statement. We caution you not to rely upon any forward-looking statement as representing our views as of any date after the date of this Information Statement. You should carefully review the information and risk factors set forth in other reports and documents that we file from time to time with the SEC.

Summary Information In Question And Answer Format

The following information in question and answer format, summarizes many of the material terms of the Authorized Share Increase. For a complete description of the terms and conditions of the Authorized Share Increase, you are advised to carefully read this entire Information Statement and the other documents referred to herein.

What Vote Is Required To Approve The Shareholder Action?

Our ability to undertake the Shareholder Action without a meeting of our Shareholders is authorized by Section 78.320(2) of the Nevada Revised Statutes. That section generally provides that a Nevada corporation may substitute for action on a matter by its Shareholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent of the Majority Shareholders to the Shareholder Action. As a result of the action of the Majority Shareholders, we are not soliciting proxies, and there will be no further stockholder action on the Shareholder Action.

What Constitutes A Majority Of The Company's Outstanding Common Stock and Preferred Stock?

At the time that the Board approved the Authorized Share Increase it set December 3, 2013 as the Record Date for determining the Stockholders entitled to vote on the Authorized Share Increase. As of December 3, 2013, there were issued and outstanding (i) one billion three hundred sixty million five hundred sixty nine thousand three hundred four (1,360,569,304) shares of our Common Stock, (ii) five hundred fifty thousand (550,000) shares of our Series A Preferred Stock, and (iii) thirteen million three hundred twenty five thousand (13,325,000) shares of our Series B Preferred Stock. Under the Certificate of Incorporation each share of Common Stock is entitled to one vote per share and holders of Preferred Stock are not entitled to vote. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase is one billion three hundred sixty million five hundred sixty nine thousand three hundred four (1,360,569,304). Pursuant to Nevada law, at least a majority of the voting equity of the Company, or at least six hundred eighty thousand two hundred eighty four thousand six hundred fifty three (680,284,653) votes, are required to approve the Authorized Share Increase by written consent.

How Was the Shareholder Vote Conducted?

As discussed above, on November 22, 2013, the Company announced via the filing of a current report on Form 8-K with the Securities and Exchange Commission that the Company believed that it is in the final phase of negotiations with holders of its convertible notes, the credit line provider, the Company’s management and the Company to enter into a settlement agreement where all of the Company’s non-patent and non-trade payable debt would be removed from the balance sheet, and all of the Company’s credit line related debt would be forgiven. Subsequently, a group of stockholders, the Majority Shareholders, approached the Company to discuss the implication of the negotiations to cancel the Company’s debt. The Majority Shareholders believed it would be beneficial for the Company to reach a settlement agreement with debt holders and creditors of the Company and encouraged the Company to take steps to increase the authorized shares of the Company’s common stock to implement a capital restructure to eliminate debts on the Company’s balance sheet. These Majority Shareholders, representing 53.4% of the voting power of common stock signed written consents approving the Shareholder Action.

The Company did not request or solicit any proxies or votes from any stockholder and the communications relating to the stockholders who voted were limited to a very small percentage of the total number of stockholders. The Company has approximately 1,600 stockholders. The Majority Shareholders consisted of 16 of the Company’s stockholders as of Record Date who executed the written consent. Accordingly, the consent was obtained in a manner that was exempt from the proxy solicitation rules under Section 14(a), Regulation 14A and Rule 14a-1(1)(2) promulgated thereunder.

Who Voted In Favor Of The Shareholder Action?

As described above, on December 3, 2013 the Majority Shareholders, which hold in the aggregate 726,048,500 Common Stock or approximately 53.4% of the voting equity of the Company, had voted in favor of the Authorized Share Increase thereby satisfying the requirement under Nevada law that at least a majority of the voting equity vote in favor of a corporate action by written consent. As mentioned above, the Company consistently has approximately 1,600 stockholders. The Majority Shareholders consisted of 16 of the Company’s stockholders as of Record Date who executed the written consents. These Majority Shareholders are listed below:

Shareholder Name	Relationship with Company	Number of Shares Owned	Percent of Common Class
JTT Energy Management	Shareholder	390,546,900	27.9%
Biotech Development Group, LLC	Shareholder and Debt Holder	69,391,000	4.96%
Louis Hoff	Shareholder	61,566,000	4.4%
ACT Labs, LTD	Shareholder	47,384,100	3.4%
David Rabinowitz	Shareholder	35,281,133	2.5%
Congregation Bachurim	Shareholder	26,075,108	1.9%
Ronnie Adams	CEO, Director and Shareholder	14,500,000	1.0%
Lewis Cohen	Shareholder	12,428,884	0.9%
Thomas Shea	Shareholder	9,200,000	0.7%
Usa Pungmuang	Shareholder	9,100,000	0.7%
Alan Polsky	Director and Shareholder	8,134,375	0.6%
Katherine Zuniga	Shareholder	8,500,000	0.6%
Via New York, LLC	Shareholder	7,500,000	0.5%
Asher Frankel	Shareholder	7,425,000	0.5%
Jennifer Loria	Company Employee and Shareholder	7,497,000	0.5%
Alise Adams	Shareholder and Relative of CEO	6,250,000	0.4%
Total		726,048,500	53.4%

Will The Shareholders Who Voted In Favor Of The Shareholder Action Have Any Special Interest in the Shareholder Action?

No. None of the Majority Shareholders that voted in favor of the Shareholder Action will have any interest in that Action different than the interest of all shareholders of the Company.

Why Isn't The Company Holding A Shareholders Meeting To Vote On The Proposed Shareholder Action?

As discussed above, on November 22, 2013, the Company announced via the filing of a current report on Form 8-K with the Securities and Exchange Commission that the Company believed that it is in the final phase of negotiations with holders of its convertible notes, the credit line provider, the Company’s management and the Company to enter into a settlement agreement where all of the Company’s non-patent and non-trade payable debt would be removed from the balance sheet, and all of the Company’s credit line related debt would be forgiven. Subsequently, the Majority Shareholders approached the Company to discuss the implication of the negotiations to cancel the Company’s debt. The Majority Shareholders believed that while the Company has strong prospects for growth, the current capital and debt structure would limit to ability of the Company to capitalize on these growth opportunities. The Majority Shareholders suggested to the Company to finalize a settlement agreement with the debt holders and creditors to allow the Company to capitalize on its growth opportunities. The Majority Shareholders believed that by eliminating these significant debts owed by the Company and the associated interest payments, balance sheet and financial ratios will be meaningfully improved making it much more likely the Company will be able to receive mainstream financing to fund the strong growth that is expected over future periods. Majority Shareholders encouraged the Company to take steps necessary to increase authorized shares of the Company’s common stock. Accordingly, the Board approved the Authorized Share Increase. In order to lawfully close on the proposed Shareholder Action, Nevada law requires that a majority of shares of common stock vote in favor of the proposed Shareholder Action. The Shareholders voting in favor of the proposed Shareholder Action represent 53.4% of the voting power of common stock of the Company. Since the Company's regularly scheduled annual meeting of stockholders would not be held until the fall of 2014, and the Majority Shareholders wished to take advantage of the opportunity to remove the Company’s debt off of its balance sheet and raise capital prior to that time to sustain growth and for future expansions, the Majority Shareholders offered to execute a written consent to authorize an increase of authorized shares of the Company's common stock. Additionally, management concluded that because approving a transaction by the written consent of Shareholders can be faster than distributing a notice of meeting and proxy statement, and conducting a Shareholders meeting, and in light of the fact that the Majority Shareholders and the Company management wished to expedite the closing of the proposed Shareholder Action, management and the Board of Directors decided not to conduct a meeting of Shareholders. Instead, the Majority Shareholders, representing 53.4% of the voting power of common stock signed written consents approving the Shareholder Action.

What Will Happen To The Company After The Authorized Share Increase?

Following the Authorized Share Increase, we expect the Company to continue to market and distribute our products. The Company believes its current and future prospects are bright having recently reached operational positive cash flow with its high margin monthly recurring revenues growing every day. Management believes the Company will continue to realize strong growth into 2014 and beyond.

Why is the Shareholder Action being undertaken?

The Shareholder Action is being undertaken as part of a broader capital restructure of the Company (the “Capital Restructure”). The Capital Restructure consists of the following modifications to the Company’s outstanding convertible debt and credit line:

Convertible Notes: (“Note Restructure”)

Outstanding principal balance:	$317,840
Accrued interest (as of 12/01/13):	$47,897
Total:	$365,737

Restructure:

▪     Convertible Noteholders agree to convert all debt into restricted Common Stock, which will reduce the Company’s indebtedness by approximately $365,737. This will result in the issuance of a total of 1,828,684,350 restricted Common Stock of the Company.

▪     Convertible Noteholders agree to convert $339,829 of the $365,737 outstanding balance into 1,699,144,000 restricted Common Stock of the Company, which will reduce the Company’s Convertible Debt indebtedness by $345,131.

▪     Convertible Noteholders agree to convert all remaining $25,908 of debt within 120 days of final filing with the State of Nevada of the Amendments to the Corporate Articles, as Amended. This will results in the issuance of 129,540,350 restricted Common Stock of the Company, which when combined with the 1,699,144,000 restricted Common Stock of the Company will total 1,828,684,350 restricted Common Stock of the Company.

▪    Within 120 days of final filing with the State of Nevada of the Amendments to the Corporate Articles, as Amended, the balance of the Convertible Notes will be zero dollars ($0.00)

▪    An additional result of the conversion of all convertible debt to restricted Common Stock will be that the full balance of the derivative liabilities will be reversed and removed from the balance sheet. As of the end of Fiscal 2012, the derivative liabilities balance was $1,099,300.

▪   These convertible debt related debt reductions will substantially strengthen the Company’s balance sheet.

$479,355 Credit Line: (“Credit Line Cancellation”)

Outstanding principal balance:	$396,397
Accrued interest (as of 12/31/__):	$82,958
Total:	$479,355

Restructure:

▪     Credit Line Holder agrees to cancel the debt leaving the balance due on the credit line as zero ($0.00). No Common Stock or Preferred Stock and no warrants or options will be issued for this cancellation.

▪     The effect of this cancellation will be the reduction of corporate indebtedness of $479,355.

▪    The cancelation of the $479,355 due on the credit line will substantially strengthen the balance sheet.

The forgoing Capital Restructure is conditioned upon the effectiveness of the Amendment because the Company does not have a sufficient number of shares authorized to cover the issuance of common stock in the referenced Capital Restructure.

In addition to the removal of debt through the Capital Restructure on the Company’s balance sheet, the Authorized Share Increase will give the Company additional shares to provide flexibility for the future. In particular, the Company may require additional funding for its operations and therefore may need the increased number of authorized shares to raise additional equity capital. Additionally, the additional authorized shares may be used in the future for any other proper corporate purpose approved by the Board, including making strategic acquisitions, entering into collaborative and licensing arrangements, employee recruitment and retention, shares reserved under stock option plans, stock dividends or splits, or other corporate purposes. The terms of any shares of preferred stock that may be issued in the future would be determined by the Board of Directors.

We believe that the availability of the additional Common Stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Our future revenue may be insufficient to support the expenses of our operations and the planned expansion of our business. We therefore may need additional equity capital to finance our operations. We may seek to obtain such equity capital through the issuance of common stock or securities convertible into common stock. The issuance of a substantial number of additional Common Stock may result in dilution of your ownership interest in the Company.

What are the aggregate number of shares to be issued in the Capital Restructure?

The Capital Restructure is contingent upon the effectiveness of the Amendment because the Company does not have a sufficient number of shares authorized to cover the issuance of common stock in the referenced Capital Restructure. Once the Amendment is effective and the number of authorized shares of Common Stock has been increased as provided for in the Authorized Share Increase, the aggregate number of shares to be issued in the referenced capital restructure will be 3,000,223,690 shares of the Company’s Common Stock, which equals approximately 68.8% of the outstanding shares of the Company’s Common Stock.

Where can I find details of the Capital Restructuring and the expected share issuances?

Details of the Capital Restructuring are outlined in the Global Settlement Agreement (the “Settlement Agreement”) signed among the Company, its management team, the debt holders and creditors. The Settlement Agreement is attached hereto as Exhibit A.

How many shares will be outstanding after the implementation the Capital Restructure?

There are currently 1,360,569,304 Common Stock outstanding. Implementation of the Capital Restructure will require the issuance of an additional 3,000,223,690 Common Stock. As a result, there will be 4,360,792,994 Common Stock outstanding. Of these, 966,059,000 will be unrestricted and free trading in the public market (the “Float”). The remaining 3,460,413,103 outstanding Common Stock will be unregistered shares and subject to selling restrictions.

The Capital Restructure will not affect the outstand Series A or Series B Preferred Stock. There are currently 550,000 shares of our Series A Preferred Stock and 13,325,000 shares of our Series B Preferred Stock outstanding.

What Rights Do Shareholders Have To Dissent From The Shareholder Action?

Company Shareholders do not have dissenters’ rights or the right to seek the appraisal of their shares under Nevada law.

What Are The Income Tax Consequences Of The Authorized Share Increase?

The Company believes that there will be no federal or state income tax consequences to our shareholders as a result of the Authorized Share Increase, but each shareholder should consult his or her own tax advisors concerning any potential tax implications.

CORPORATE UPDATE

Medical Alarm Concepts Holding, Inc. was organized in mid-2008. The operation was financed with a considerable amount of toxic convertible debt. This type of financing, along with several other issues, prevented the Company from realizing a robust growth rate for its first few years of operation. Since that time considerable management time has been spent and investor money utilized to turn the Company's operation around. As of the date of this filing, Medical Alarm Concepts is currently experiencing a robust growth rate, quality relationships with quality customers, a significantly improved balance sheet, and most importantly, the Company has now reached operational positive cash flow status.

The Company's product is called the MediPendant®, which is a personal emergency alarm that is mainly purchased by adults for their aging parents. While it is primarily a device for older people, there is also a market for those who are physically disabled, as well as for persons living alone. The MediPendant® device has significant feature and function advantages over other personal medical alarms in the marketplace today. Approximately 80% of all medical alarms currently being sold in the United States are first-generation technologies that require the user to speak and listen through a central base station unit. If the user of one of these older generation products is not within speaking or listening distance to the base station, the user may not be heard by the operator in the centralized emergency monitoring center.

The MediPendant® enables the wearer to simply speak and listen directly through the pendant in the event of an emergency. The MediPendant® is designed to be worn in the bath or shower and offers a 600-foot range so that the wearer can operate the unit from virtually anywhere within their home or on their property.

The MediPendant® has strong intellectual property patent protection. The patent protects a unique feature of the product, which is voice prompts that alert the user of the operational status of the device and that help is being summoned upon alarm activation.

During December of 2011, the Company announced the MediPendant® would be distributed by Costco Wholesale Corporation. Costco is one of the largest retailers in not only the United States, but throughout the world with approximately 60,000,000 customers. The Company's relationship with this retailer has been very strong and sales are occurring on a daily basis, customer return rates are low and customer satisfaction is high. Early in the March 2013 quarter, the Company successfully completed a retail promotion with this large discount warehouse chain partner. An additional program began late in the March 2013 quarter and ran through April 21, 2013. During June of 2013, the MediPendant® product was featured in the retailer’s pharmacy-oriented sales magazine, which is distributed in the pharmacy section in all store locations. In mid October 2013 the Company began another retail promotion in the Costco Connection magazine. The MediPendant® has now received 25 product reviews on the retailer's website, 18 of which are "5 out of 5 Star" ratings.  The average rating is "4.5 Stars" out of 5 Stars.

The Company has also had successes internationally with new distribution agreements in Denmark and Ireland. Additionally, the Company is currently working on a distribution/joint venture with JTT-EMS, which is a company located just outside of Beijing, China. Medical Alarm Concepts is expecting steady growth from its international markets during 2014. The Company also distributes the MediPendant® through Internet marketing and through various outside call centers. Significant investment is planned to expand sales opportunities relative to these areas.

Medical Alarm Concepts has recently signed a supply and services contract with Coventry Health Care, Inc., which was recently acquired by Aetna Insurance (NYSE:ATA) a diversified and national company, which operates health plans, insurance companies, network rental and workers’ compensation services companies. Under the terms of the agreement, the Company will become the provider of personal medical alarms for Coventry Health Care and its Medicare/Medicaid programs. As part of this new contract, Coventry Health Care, Inc. will offer the Company’s MediPendant® product and monthly monitoring services directly to subscribers of selected healthcare programs provided by Coventry. Additionally, the Company’s MediPendant® product has been included in several large Medicare and Medicaid related contracts on which Coventry Health Care, Inc. is bidding. The Company is expecting this contract to generate significant growth in revenue and earnings. As a result of gaining the contract, the Company plans to significantly expand its business operations in the areas of financial management, research and development, and logistics.

The Company recently received an investment led by strategic partner, JTT-EMS LTD of Shijiazhuang, China.  Under the terms of the investment, JTT-EMS LTD purchased Common Stock in a private placement transaction and has indicated to the Company that it plans to hold these shares as a long-term investment.  The financing, including additional investments by current shareholders, totaled $330,000. There were no warrants or options associated with this investment. Funds received will primarily be used to rebuild inventory levels to meet the growing demand and to pay professional fees associated with returning the Company to fully reporting status.

Management has been very successful in negotiating with debt holders for the cancellation of very significant portions of our debt. Since the beginning of 2012, $56,251 of convertible debt has been cancelled. The holder of our short-term credit line cancelled $236,397 of the outstanding balance. Additionally, since beginning of 2012, over 100,000,000 toxic and highly dilutive warrants were also cancelled. No shares, warrants or options were issued in exchange for these cancellations.

We believe upcoming balance sheets, on which we expect to be free of nearly all long-term debt and free of warrants, options and minimal outstanding preferred stock, will more accurately reflect the true value of our growing company.

The Company expects calendar 2013 and 2014 to be years of continued growth in both monthly recurring revenues and distribution sales, which will allow the Company to realize sustainable positive operating cash flow. We believe the growth rate and the positive operating cash flow we are currently realizing is sustainable into 2014, 2015 and beyond.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The purpose of the Authorized Share Increase is to increase the authorized number of shares of Common Stock from 1,400,000,000 (One Billion Four Hundred Million) shares of Common Stock to 16,000,000,000 (Sixteen Billion) shares of Common Stock.

During mid-2011, the Company was virtually insolvent and in significant danger of going out of business. This would have resulted in investors losing most, if not all, of their invested capital, the Company likely completely going out of business, and all employees losing their jobs.

Beginning in July 2011 through October 2011, investors purchased all the outstanding convertible notes dated March 2009 for $131,500. Between June 2011 and November of 2012, investors invested an additional $319,881 into the Company in the form of promissory convertible notes. During early 2013, the Company’s largest debt holder canceled $56,251 of the convertible note balance. As of the Record Date, the current unaudited balance due on the convertible notes, including interest, is approximately $365,737.

On September 19, 2011, the Company entered into an agreement with Management, which was filed with the Securities and Exchange Commission on Form 8-K on this date. Under the terms of the agreement, the Management is to be issued restricted Common Stock equal to 27% of Employer’s outstanding common stock in which the Company's Board of Directors will vote at a later date regarding the allocation of these shares amongst the management team members. The Management’s 27% common stock ownership is currently protected through anti-dilution provisions. If the Company issues additional shares through financings or for any other reasons, additional common stock will be issued to the Management Team to maintain their original 27% common stock ownership, less any shares previously sold. As part of the Capital Restructure, the management team members have agreed to forfeit each of their dilutive rights to the 1,194,935,000 restricted Common Stock to be issued to them.

In early 2012, the Company was provided with a revolving credit line. The Company has drawn approximately $632,794 from this credit line. During April of 2013, the credit line provider forgave $236,397, yielding, based on our calculations, a current principal balance of approximately $396,397. As of December 31, 2013, $82,958 of interest will be due, yielding a total balance due of approximately $479,355.

The Company has utilized the new funds received through the sale of convertible notes and from the credit line in order to build inventory and for general marketing, distribution and working capital purposes. As a result of these capital injections, the Company is in the midst of a dramatic turnaround of its operations, having recently moved into an operational cash flow positive situation. As recurring monthly revenues continue to grow, and as prospects for additional sales and partnerships expand, the Company appears to be well positioned.

While the operations of the Company have taken significant positive strides, its balance sheet is far from optimal. The Company currently has strong growth prospects and will likely be in need of additional capital injections for the inventory acquisition and for the expansion of working capital that will be required to effectively meet the strong level of expected demand. With a current credit line balance of approximately $479,355, a convertible note balance of approximately $365,737 and derivative liabilities carried on the balance sheet due to the terms of the convertible notes, it will be more challenging for the Company to be able to attract the capital necessary to finance this planned expansion unless a balance sheet restructuring in implemented.

Interest payments on the credit line, which are scheduled to begin on December 31, 2013, in the best-case scenario, would likely consume the vast majority of free cash flow produced by the Company. Pursuant to the terms of the credit line agreement signed during January of 2012, if quarterly interest payments are not made, the Company will default resulting in the principal balance, together with accrued interest becoming immediately due and payable. Additionally, the full balance of principal and accrued interest is payable at the end of 2014. Considering the large balance that will likely be owed, we believe that it is in the best interest of the Company and its shareholders to allocate its expenses in growing its business instead of making interest payments on the credit line.

In the past, the Company has received a waiver on quarterly interest payments on the convertible debt balances from the note holders. While this has helped the Company build its working capital levels, the quarterly interest due has been added to the convertible debt balance. As the balance continues to grow, so does the number of shares that will ultimately need to be issued to satisfy this debt. By implementing the Capital Restructure the burden of quarterly interest payments on the convertible debt will be eliminated and all convertible debt balances will be removed from the balance sheet.

on November 22, 2013, the Company announced via the filing of a current report on Form 8-K with the Securities and Exchange Commission that the Company believed that it is in the final phase of negotiations with holders of its convertible notes, the credit line provider, the Company’s management and the Company to enter into a settlement agreement where all of the Company’s non-patent and non-trade payable debt would be removed from the balance sheet, and all of the Company’s credit line related debt would be forgiven. Subsequently, the Majority Shareholders approached the Company to discuss the implication of the negotiations to cancel the Company’s debt. The Majority Shareholders believed that while the Company has strong prospects for growth, the current capital and debt structure would limit to ability of the Company to capitalize on these growth opportunities. The Majority Shareholders suggested to the Company to finalize a settlement agreement with the debt holders and creditors to allow the Company to capitalize on its growth opportunities. The Majority Shareholders believed that by eliminating these significant debts owed by the Company and the associated interest payments, balance sheet and financial ratios will be meaningfully improved making it much more likely the Company will be able to receive mainstream financing to fund the strong growth that is expected over future periods. The Majority Shareholders encouraged the Company to take the steps necessary to obtain the approval of Company stockholders for an increase of authorized shares of the Company’s common stock to implement the Capital Restructure. Accordingly, the Board approved the Authorized Share Increase.

On December 3, 2013, the debt holders, the credit line provider, the Company, and its management team agreed to enter into a settlement agreement to implement the Capital Restructure. The Board believes that implementing the Capital Restructure will allow the Company to emerge virtually free of all long-term debt and credit line obligations. This will allow the Company to utilize positive cash flow from operations on what is truly important—growing the Company's business and without the risk of the Company defaulting on its credit line and convertible debt and associated interest payments.

The Capital Restructure will allow for the conversion of all Convertible Debt into restricted Common Stock, which is expected to reduce the Company’s Convertible Debt indebtedness by approximately $365,737 and the cancellation of the entire amount of the outstanding credit line. The cancellation of the credit line will remove approximately $479,355 of additional debt from the Company’s balance sheet. Additionally, these debt reductions are expected to result in the reversal of derivative liability charges currently being carried by the Company.

In addition to the removal of debt through the Capital Restructure on the Company’s balance sheet, the Authorized Share Increase will give the Company additional shares to provide flexibility for the future. In particular, the Company may require additional funding for its operations and therefore may need the increased number of authorized shares to raise additional equity capital. Additionally, the additional authorized shares may be used in the future for any other proper corporate purpose approved by the Board, including making strategic acquisitions, entering into collaborative and licensing arrangements, employee recruitment and retention, shares reserved under stock option plans, stock dividends or splits, or other corporate purposes. The terms of any shares of preferred stock that may be issued in the future would be determined by the Board of Directors.

We believe that the availability of the additional Common Stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Our future revenue may be insufficient to support the expenses of our operations and the planned expansion of our business. We therefore may need additional equity capital to finance our operations. We may seek to obtain such equity capital through the issuance of common stock or securities convertible into common stock. The issuance of a substantial number of additional Common Stock may result in dilution of your ownership interest in the Company.

Effective Date

The Shareholder Action will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our Shareholders. This Information Statement is first being mailed on or about December 21, 2013 to holders of record of Common Stock as of the close of business on December 3, 2013. The Authorized Share Increase will become effective on the date that we file the Amendment with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

Dissenters' Rights

In accordance with the Nevada Revised Statutes, our Shareholders do not have dissenters' or appraisal rights in connection with the Shareholder Action.

Certain Federal Income Tax Consequences

It is thought there will be will be no federal or state income tax consequences to our shareholders as a result of the Shareholder Action, but each shareholder should consult his or her own tax advisors concerning any potential tax implications.

Government Approvals

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Nevada Revised Statutes in connection with the Authorized Share Increase, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Authorized Share Increase.

Future Issuances Without Shareholder Approval

As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by the Board of Directors without further vote of our stockholders except as may be required in particular cases by applicable law, or regulations of regulatory agencies.

The Concentration of our Common Stock Ownership with our Management Team, Directors and other Major Shareholders May Limit the Ability for Other Shareholders to Influence Corporate Matters

Our Management Team and Directors of the Company will together own approximately 27.3% of the Common Stock. As a result, these individuals will have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or a sale of our company or its assets, for the foreseeable future. This concentrated control will limit the ability of other stockholders to influence corporate matters. Because of this, we may take actions that some of our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected because stockholders may not view favorably the concentration of control in the hands of the above noted entities and/or individuals.

Approval of the Board of Directors and Shareholders

Effective December 3, 2013, the Board of Directors of the Company, after careful consideration, approved the Authorized Share Increase. On December 3, 2013 Shareholders holding 53.4% of the Company's shares of common stock outstanding executed written consents in lieu of a Shareholders meeting approving the Authorized Share Increase.

Interests of Certain Persons in Matter to be Acted Upon

Except in their capacity as shareholders (which interest does not differ from that of the other common shareholders), none of our officers, directors, or any of their respective affiliates has any interest in the Authorized Share Increase.

Potential Dilutive Effect

The issuance of a substantial number of additional shares of Common Stock from the newly authorized shares provided for in the Authorized Share Increase may result in dilution of your ownership interest in the Company. Stockholders of the Company do not have preemptive rights with respect to our Common stock. Thus, existing Stockholders would not have any preferential rights to purchase any shares.

Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

Potential Anti-Takeover Effect

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common Stock be used as a type of anti-takeover device.

The Authorized Share Increase is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the Company’s management presently does not intend to propose anti-takeover measures in future proxy solicitations. Subject to the limitations of Nevada law, it could be possible to use the additional shares of Common Stock that would become available for issuance once the Amendment is filed to oppose a hostile takeover attempt or delay or prevent changes of control of the Company or changes in or removal of our management, including transactions that are favored by a majority of the independent Stockholders or in which the Stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, the Board could, without further Stockholder approval, strategically sell shares of our Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. The Authorized Share Increase was not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our Common Stock or obtain control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Common Stock as of December 3, 2013 (the Record Date for voting on the Authorized Share Increase), unless otherwise noted, by:

·	each stockholder known to the Company to own beneficially more than 5% of the Common Stock;

·	each of the Company’s directors;

·	each of the Company’s executive officers; and

·	all of the Company’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to securities. Common Stock relating to options or warrants currently exercisable, or exercisable within 60 days of December 3, 2013, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

As of the Record Date, there were outstanding 1,360,569,304 shares of Common Stock, $0.0001 par value. Implementation of the Capital Restructure will require the issuance of 3,000,223,690 Common Stock. As a result, there will be 4,360,792,994 shares outstanding. Of these, 966,059,000 will be unrestricted and free trading in the public market. The remaining 3,460,413,103 outstanding shares will be unregistered shares and subject to selling restrictions. The Capital Restructure will not affect the outstand Series A or Series B Preferred Stock. There are currently 550,000 shares of our Series A Preferred Stock, and 13,325,000 shares of our Series B Preferred Stock outstanding.

	Common Stock
Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Acquirable Within 60 Days (2)	Total	Percent of Class

5% Stockholders
Ronnie Adams	14,500,000	1,194,935,000	1,290,435,000	27.32%
Joseph A. Noel (3)		434,040,848	434,040,848	9.81%
Biotech Debt Liquidation Fund, LLC		433,550,000	433,550,000	9.79%
Biotech Liquidation Fund, LLC		404,724,600	404,724,600	9.14%
JTT Energy Management, Inc.	390,546,900		390,546,900	8.82%
Biotech Development Group, LLC		274,773,850	274,773,850	6.21%

Directors
Ronnie Adams	14,500,000	1,194,935,000	1,290,435,000	27.32%
Allen Polsky	8,134,375		8,134,375	*

Named Executive Officers
Ronnie Adams – President and CEO	14,500,000	1,194,935,000	1,290,435,000	27.32%

All Company Named Executive Officers and Directors as a Group Ronnie Adams and Allen Polsky	22,634,375	1,194,935,000	1,217,569,375	27.5%

* Less than 1 percent.

(1)	Current beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which include holding voting and investment power with respect to the securities. Shares of common stock subject to preferred stock, options or warrants currently exercisable are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person. Beneficial ownership is based on holdings known to the Company and may not include all shares of common stock beneficially owned but held in street name or reflect recent sales or purchases of securities that have not been made known to the Company.
(2)	The number of shares acquirable within 60 days includes any preferred stock, options or warrants currently exercisable or exercisable within the next 60 days. This number is included in the number of shares beneficially owned. Includes shares of common stock issuable upon conversion of Convertible Promissory Notes, without giving effect to any restrictions on conversions that may apply to holders of the Secured Convertible Promissory Notes.
(3)

Joseph A. Noel’s total beneficial ownership is 434,647,848, which includes 274,773,850 shares within Biotech Development Group, LLC, up to 15,835,360 shares as member of Biotech Debt Liquidation Fund, LLC and up to 143,431,638 shares as a member of Biotech Liquidation Fund, LLC.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

You may request a copy of these filings, at no cost, by writing Medical Alarm Concepts Holding, Inc. at 200 West Church Road, Suite B, King of Prussia, PA 19406 or telephoning the Company at (877) 639-2929. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the Stockholders only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Ronald Adams
Name:	Ronald Adams
Title:	Chairman

Exhibit A: Settlement Agreement

GLOBAL SETTLEMENT AGREEMENT

This Global Settlement Agreement (this “Agreement”), is made and entered into effective as of December 10, 2013, among: Medical Alarm Concepts Holding, Inc. (the “Company”), a Nevada Corporation; Biotech Development Group, LLC, a Delaware Limited Liability Company (“Biotech”); and the executive management team of Medical Alarm Concepts Holding, Inc. (the “Management Team”) (collectively referred to as the “Parties”).

WHEREAS, the Company and Biotech entered into Securities Purchase Agreements on various dates during 2011 and 2012 (the “Convertible Note Purchase Agreement”) pursuant to which the Company issued Convertible Notes (the “Convertible Notes”) and warrants to purchase the common stock of the Company to Biotech.

WHEREAS, Biotech on various dates during 2011 acquired certain interests in the Convertible Notes dated March 2009 from the original convertible note holders.

WHEREAS, Biotech assigned portions of the Convertible Notes to various parties pursuant to certain Assignment of Debt Agreements during November and December of 2013, in which the assignees have agreed to convert their portions of the Convertible Notes and therefore are not a party to this Agreement;

WHEREAS, Biotech desires to enter into this Agreement to settle the Company’s obligations under the Convertible Notes, except for the portions of the Convertible Notes excluded from this Agreement, which are defined below;

WHEREAS, Biotech provided the Company with a Revolving Credit Line of up to $750,000 at 8% interest per annum with all balances due by December 31, 2014 (the “Credit Line”). The Company calculates it owes Biotech approximately $396,396.79 of principal from the Credit Line along with approximately $82,958.49 of interest for a total of $479.355.27.

WHEREAS, Biotech desires to cancel the entire $479,355.27 balance of the Credit Line and will waive all interest due on the Credit Line. Should the Company's auditor determined at a later date the Credit Line balance to be greater or less than $479,355.27, then the corrected amount will be assumed to be the amount intended cancelled under this Agreement;

WHEREAS, Management Team, wishes to amend the July 29, 2011 management anti-dilution agreement and desires to forfeit all rights to future anti-dilution of its ownership position;

WHEREAS, the Board of Directors of the Company believe that it is in the best interest of the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and mutual agreements, provisions and covenants contained in this Agreement, and subject to and conditioned upon the Company’s performance of its obligations under this Agreement, the Parties hereby agree as follows:

I.	Settlement and Release of Claims.

A.	Except for the portion of the Convertible Debt not covered in the Assignment of Debt Agreements, which is thought to equal $25,908.07 relating to the remaining balance of March 2009 Notes and portions of various other Notes, MDHI Debt Holders, generally and specifically, forever release, discharge, forgive and acquit the Company and its officers, directors, employees, agents, insurers, limited partners, partners, shareholders, independent contractors and attorneys of and from any and all claims, demands, liabilities, actions, causes of action, damages, expenses, and obligations at law or in equity, including but not limited to costs and attorney's fees, arising out of or in any way related to the portions of the Convertible Note Purchase Agreement relating to the Convertible Notes and any other agreements or instruments entered into by the Company pursuant to the Convertible Note Purchase Agreement relating to the Convertible Notes; provided, that the foregoing release shall not apply to any claims, demands, liabilities, actions, causes of action, damages, expenses, and obligations at law or in equity that are not currently known to such MDHI Debt Holders This release applies only to the Convertible Note as contemplated in this Settlement Agreement. If the amount of Convertible Debt not covered under the Assignment of Debt Agreements at a later date is determined to equal an amount great than $25,908.07, then the amount of unconverted debt will adjusted according to equal that higher number and the Convertible Debt holder will retain all rights to conversion relative to the adjusted amount.

B.	Biotech Development Group, LLC generally and specifically, forever release, discharge, forgive and acquit the Company and its officers, directors, employees, agents, insurers, limited partners, partners, shareholders, independent contractors and attorneys of and from any and all claims, demands, liabilities, actions, causes of action, damages, expenses, and obligations at law or in equity, including but not limited to costs and attorney's fees, arising out of or in any way related to the portions of a certain Credit Line Agreement dated as of January 6, 2012 (the “Credit Line Agreement”), and any other agreements or instruments entered into by the Company pursuant to a certain Credit Line Agreement; provided, that the foregoing release shall not apply to any claims, demands, liabilities, actions, causes of action, damages, expenses, and obligations at law or in equity that are not currently known to such Biotech. This release applies only to the Credit Line as contemplated and as specifically defined, in this Settlement Agreement.

C.	The Company generally and specifically, forever release, discharge, forgive and acquit Biotech and its members, officers, directors, employees, agents, insurers, limited partners, partners, shareholders, independent contractors and attorneys of and from any and all claims, demands, liabilities, actions, causes of action, damages, expenses, and obligations at law or in equity, including but not limited to costs and attorney's fees, arising out of or in any way related to short term, long term loans or any and all other types of loans or other obligations made to or due from Biotech and/or its members, officers, directors, employees, agents, insurers, limited partners, partners, shareholders, independent contractors, and any other agreements or instruments.

II.	Payment for Settlement of Debt.

A.	In consideration for the settlement of the Company's obligations under the Credit Line, the Company agrees (1) to take steps to increase the authorized shares of the Company’s common stock to accommodate at least the share issuances outlined in this agreement (“Condition Precedent”); (2) to file a registration statement as soon as practical according to a Registration Right Agreement to be negotiated at a later date; and (3) to file all past due periodic reports on Form 10-Q and Form 10-K with the SEC as soon as is practical;

B.	Subject to and conditioned upon the Company’s full performance under the Condition Precedent, and in consideration for the settlement of the Company's obligations under the Convertible Notes, except for the portion of the Convertible Debt not covered in the Assignment of Debt Agreements, which is thought to equal $25,908.07, which will remain outstanding, subject to approval from the Company’s board of directors, the Company agrees to issue 1,699,144,000 shares of the Company's common stock to MDHI Debt holders, representing a settlement of the balance of the Notes, except for the balances still outstanding noted above, and all interest due, pursuant to the conversion terms of the Notes and the terms of this Agreement. MDHI Debt Holders will retain all rights and privileges of shares converted from the Notes and all “tack back” dates outlined in the Convertible Note Purchase Agreements. If the amount of Convertible Debt not covered under the Assignment of Debt Agreements, at a later date, is determined to equal an amount great than $25,908.07, then the amount of unconverted debt will adjusted according to equal that higher number and the Convertible Debt holder will retain all rights to conversion relative to the adjusted amount.

C.	The holders of Convertible Debt agree to convert all remaining debt within one hundred twenty (120) days date of filing with the State of Nevada of the Amendment to the Certification of Incorporation, as amended, unless mutually agreed to by the Convertible Debt Holders and the Board of Directors of the Company.

D.	Subject to and conditioned upon the Company’s full performance under the Condition Precedent, then in consideration for the Management forfeiting their rights to future anti-dilution of its ownership position and subject to the Company’s board of directors approval, the Company 1) agrees to issue 1,194,935,000 restricted common shares for management to Company CEO and Director Ronnie Adams and (2) for a period of six months beginning with the date of filing with the State of Nevada of the Amendment to the Certification of Incorporation, as amended, agrees not to issue common shares in excess of the 1,194,935,000 common shares outlined above or any preferred shares, or any other form of debt or equity security convertible to common shares, to any past, current or future member of the Management Team or to any employee, past, present or future, unless by majority vote by the shareholders to approve such additional issuances.

E.	Unless otherwise stated in this Agreement, shares of common stock will be issued within three days of the Company’s filing of the Amendment to the Certification of Incorporation with the State of Nevada to increase its authorized number of shares of the Common Stock from 1,400,000,000 shares of Common Stock to 16,000,000,000 shares of Common Stock. Should the Company be unable to amend its Certification of Incorporation with the State of Nevada to increase its authorized number of shares of the Common Stock in order to allow for the share issuances contemplated in this agreement by February 15, 2014, this Agreement shall become null and void and the Company shall owe the full balance on the Credit Line to Biotech and the full terms of the Convertible Notes will remain in effect.

III.	Automatic Note Amendment for Conversion Terms. The Company agrees holders of Convertible Debt have the rights to at least 1,828,684,350 common shares. Should, for any reason, the conversion terms of the Notes be interpreted so that 1,828,684,350 common shares is not the total number of conversion shares, then all Notes will be automatically and retroactively amended as of the date of this Agreement, to reflect a total conversion of the Notes in totality to 1,828,684,350 common shares and the Company will issue this amount pursuant to the terms outlined in this Agreement.

IV.	Piggyback Registration Rights. If, following the date of this Agreement, the Company proposes to file a registration statement to register any of its common stock under the Securities Act of 1933, as amended, in connection with the public offering of such securities (other than a registration on Form S-4 or S-8 or any form substituted therefore), the Company shall, at such time, promptly give Biotech, Biotech Debt Liquidation Fund, LLC and Biotech Liquidation Fund, LLC written notice of such registration. Upon the written request of the Biotech Convertible Note Holders given within 5 days after receipt of such notice from the Company to Biotech, Biotech Debt Liquidation Fund, LLC and Biotech Liquidation Fund, LLC, the Company shall include all of the Settlement Payment Shares on such registration statement that Biotech, Biotech Debt Liquidation Fund, LLC and Biotech Liquidation Fund, LLC has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Biotech, Biotech Debt Liquidation Fund, LLC and Biotech Liquidation Fund, LLC has elected to include the Settlement Payment Shares in such registration.

V.	Payment of Interest Accrued. Interest on the Convertible Note accrued through all dates of conversion shall be added to the principal balance of the convertible note with note holder converting any part of the balance or the entire balance of principal and interest, based on the conversion price of the Convertible Note.

VI.	Effect on Other Instruments. Biotech hereby agrees that the provisions of this Agreement and the consummation of the transactions set forth herein shall not cause any default, price adjustments or other similar effects in any other agreement or instrument (including, but not limited to the Convertible Note Warrants) to which that Biotech and the Company are parties, and the Biotech waives any and all such effect to the extent the provisions of this Agreement would cause such effect to which that Biotech and the Company are parties.

VII.	Miscellaneous.

A. Successors. This Agreement shall bind and inure to the benefit of the parties hereto and to their respective heirs, personal representatives, successors and assigns.

B. Amendments. This Agreement may be amended or modified only by a writing executed by the parties affected by such modifications.

C. Entire Agreement. All prior oral representations made by the Parties or any of their respective officers, employees, agents and representatives are abrogated. There are no agreements or understandings concerning or relating to the matters set forth herein except those expressly contained or referenced in this Agreement.

D. Governing Law. This Agreement shall in all respects be governed by the laws of the State of Delaware.

E. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument.

F. Captions. Captions and paragraph headings are for convenience only, and shall not be used in the construction or interpretation of this Agreement. This Agreement shall be construed in accordance with its fair meaning and neither for nor against any party.

G. Severability. If any provision of this Agreement is deemed to be unenforceable as illegal or contrary to public policy, such provision shall be deemed automatically amended to the extent necessary to permit such provision to be enforced, but otherwise shall be severed from the remaining provisions of this Agreement, which shall remain in full force and effect.

H. Additional Covenants of Parties. Each of the Parties shall promptly take such further action and execute and deliver such further instruments and documents as may reasonably be requested from time to time to carry out the provisions of this Agreement.

I. Counsel. The Parties acknowledge that they have had an opportunity to consult with counsel concerning this Agreement and its effect on their respective rights and obligations and that the Company has encouraged them to do so.

J. Notice. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery, by deposit in the United States mail, postage prepaid, or by telecopier transmission.

L. Facsimile and Electronic Mail Signatures. In the event that any signature is delivered by facsimile transmission or via electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Medical Alarm Concepts Holding, Inc.

/s/ Ronald Adams

CEO

Biotech Development Group, LLC:

/s/ Joseph Noel

Managing Partner

Management Team:

/s/ Ronald Adams

Authorized Person